 NEWS RELEASE

TRACK DATA REPORTS SECOND QUARTER RESULTS

Brooklyn, New York – August 14, 2009 – Track Data Corporation (Nasdaq: TRAC) today announced results for its second quarter ended June 30, 2009.

Revenues for the second quarter ended June 30, 2009 were $7,182,000 compared to $7,761,000 for the same period in 2008, a decrease of 7%. Net income for the second quarter of 2009 was $495,000, or $.24 per share, compared to net income of $551,000, or $.26 per share, in 2008.  The Company’s Track ECN revenues decreased approximately $300,000.  In November, 2008, the NSX changed its pricing for accessing its order delivery system pursuant to which it no longer pays rebates for adding liquidity to its book.  As a result, Track ECN can only pay its subscribers for adding liquidity when there is an internal match on its own book.  This change resulted in further deterioration of the trading volume on the Track ECN.  The Company is presently exploring other venues for displaying its orders.  Until such time there is no expectation of increasing volume of trading.  Market data revenues decreased approximately $750,000 in 2009 compared to 2008.  For several years, the Company has experienced a decline in revenues from its market data services to the Professional Market segment due principally to staffing reductions in the securities industry, the use by customers of internally developed services, or lower priced services that are offered by the Company or other vendors.  This trend has continued in 2009, negatively impacting revenues and profits.  Broker-dealer commissions increased approximately $450,000 in 2009 compared to 2008.

Revenues for the six months ended June 30, 2009 were $13,801,000 compared to $15,531,000 for the same period in 2008, a decrease of 11%. Net income for the first half of 2009 was $491,000, or $.23 per share, compared to net income of $941,000, or $.45 per share, in 2008.  The Company’s Track ECN revenues decreased approximately $750,000 for the reasons stated above.  Market data revenues decreased approximately $1,400,000 in 2009 compared to 2008 for the reasons stated above.  Broker-dealer commissions increased approximately $400,000 in 2009 compared to 2008.

All per share information has been adjusted to reflect a one-for-four reverse stock split that became effective on May 27, 2009.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access trading platform with fully integrated market data.  proTrack offers unbiased trade routing, allowing clients control over where their orders are sent.  proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks.

Continued

For individual investors, Track Data Securities offers myTrack Edge, a fully integrated, Internet-based online trading and market data system. It offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack Edge offers continuous dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.  The Company also offers myTrack, a web-based trading service.

For all investors and business professionals, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources.  Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Laurel Louison 718-522-0222 or by e-mail: laurel_louison@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 8-K, 10-Q, S-3 and S-8.  Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2009	2008	2009	2008
	Revenues	$7,182,000	$7,761,000	$13,801,000	$15,531,000
	Net income	495,000	551,000	491,000	941,000
	Basic and diluted income per share (A)	$.24	$.26	$.23	$.45

(A)	All per share information has been adjusted to reflect a one-for-four reverse stock split that became effective on May 27, 2009.